CONFIDENTIAL	EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of July 10, 2006, is between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and Mark P. Frissora (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to secure the services of the Executive as Chief Executive Officer, a member of and, as provided herein, Chairman of, its Board of Directors and the Executive desires to serve the Company in such capacities and, in connection therewith, the Company and the Executive desire to enter into this agreement (the “Agreement”) to, among other things, set forth the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.             Agreement to Employ; Employment Period; No Conflict.

(a)           Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, for the period commencing on or before July 19, 2006 (the “Commencement Date”) until such employment terminates in accordance with Section 5.  The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

(b)           The Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound.

2.             Position and Responsibilities.  During the Employment Period, the Executive will serve as Chief Executive Officer of the Company and The Hertz Corporation, a Delaware corporation and the primary operating subsidiary of the Company, with such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties and responsibilities consistent with his position and his duties and responsibilities as Chief Executive Officer as may be specified by the Board of Directors of the Company (the “Board”) from time to time.  During the Employment Period, the Executive will serve as a member of the Board and shall serve as Chairman of the Board commencing January 1, 2007 or, if the initial public offering of the Company’s common stock is delayed beyond the time frame anticipated as of the date hereof as a result of market conditions, he shall commence service as Chairman of the Board by no later than March 31, 2007.  The Executive will report directly to the Board.  During the Employment Period, the Executive will devote all of his skill, knowledge and working time to the conscientious performance of his duties and responsibilities hereunder, except for (i) reasonable vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of the Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities and (B) reasonable time as may be necessary from time to time for personal financial matters.

3.             Compensation and Incentives.

(a)           Base Salary.  As compensation for the services performed by the Executive hereunder, during the Employment Period the Executive will be paid an annual base salary of $950,000, payable in accordance with the Company’s normal payroll practices applicable to senior executives.  The Board or authorized committee thereof will review the Executive’s base salary at the same time it reviews the base salary of the Company’s other senior executives (which currently occurs on a 18-month cycle) and, in the discretion of the Board or such authorized committee, may increase (but not decrease) such base salary from time to time (as in effect from time to time, the “Base Salary”).  Payment of the Base Salary payable under this Section 3(a) shall be deferred to the extent that the Executive so elects under the terms of any deferred compensation or savings plan that may be maintained or established by the Company; provided, any such deferral shall be disregarded for purposes of all references to Base Salary hereunder.

(b)           Annual Incentive Bonus.  During the Employment Period, the Executive will participate in the Company’s annual bonus plan as in effect from time to time for the Company’s senior executives (the “Executive Incentive Plan”) with a target annual incentive bonus of 100% of his Base Salary (the “Target Annual Bonus”), with actual bonus payments determined based on performance results versus the applicable targets established by the Board or committee thereof under the Executive Incentive Plan in consultation with the Executive.  With respect to the calendar year 2006, the Executive shall receive an annual bonus under the Executive Incentive Plan that is no less than his Target Annual Bonus (and without pro ration for commencing employment after the start of the year); provided that up to 50% of such bonus shall be reduced by the amount of any bonus paid by the Executive’s prior employer with respect to the calendar year 2006.

(c)           Equity Incentives.

(i)            Opportunity to Purchase Shares.  On, or as soon as practicable after, the Commencement Date, the Executive will purchase 1,056,338 shares of the Common Stock of the Company, par value $.01 per share (the “Common Stock”), at a per share purchase price of $5.68 (the “Per Share Price”), for a total purchase price of $6 million, pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).  In no event will the Company be required to offer to sell or to sell any shares of Common Stock to the Executive at any time at which making such an offer or selling any such shares would violate any applicable securities law.  The terms and conditions of the Executive’s purchase of any shares of Common Stock (including certain restrictions on resale of the shares, the right of the Executive to require the repurchase of all or a portion of such shares by the Company under certain circumstances, the right of the Company to repurchase all or a portion of such shares from the Executive upon termination of the Executive’s employment and the applicable repurchase price) shall be set forth in a separate Management Stock Subscription Agreement, substantially in the form attached hereto as Exhibit A, to be entered into between the Company and the Executive (the “Management Stock Subscription Agreement”).

(ii)           Stock Options.

(A)          Matching Options.  Effective as of the closing of the purchase of shares pursuant to Section 3(c)(i), the Company will grant the Executive non-qualified stock options under the Stock Incentive Plan to purchase 200,000 shares of Common Stock, representing twice the number of the first 100,000 shares purchased by Executive pursuant to Section 3(c)(i) (the “Matching Options”).  Subject to Section 3(c)(iv), the exercise price per share of Common Stock covered by the Matching Options will equal the Per Share Price.

(B)           Supplemental Options.  Executive will receive 500,000 non-qualified stock options to purchase shares of Common Stock effective as of the Commencement Date (the “Supplemental Options”).  Subject to Section 3(c)(iv), the exercise price per share of Common Stock covered by the Supplemental Options will equal the Per Share Price.

(C)           Homerun Options.  Executive will receive 800,000 non-qualified stock options to purchase shares of Common Stock effective as of the Commencement Date (the “Homerun Options”).  Subject to Section 3(c)(iv), the exercise price per share of Common Stock covered by 400,000 of the Homerun Options will be equal to $10.68 and the exercise price per share of Common Stock covered by the remaining 400,000 of the Homerun Options will be $15.68.

(iii)          Management Stock Option Agreement; Plans.  The terms and conditions of the Matching Options, the Supplemental Options and the Homerun Options (collectively, the “Options”), including those provided for in this Section 3(c)(ii) and the right of the Company to repurchase all or a portion of the shares issued upon exercise of vested Options from the Executive at a specified purchase price under certain circumstances, will be set forth in one or more separate Management Stock Option Agreements, substantially in the form attached hereto as Exhibit B, to be entered into between the Executive and the Company at the time that such Options are granted and will be subject to the terms and provisions of the Stock Incentive Plan (the “Management Stock Option Agreement” and, together with the Management Stock Subscription Agreement, the “Management Equity Agreements”) and Management Stock Subscription Agreements.

(iv)          Adjustment.  If, at any time prior to the sale of the shares of Common Stock or the grant of the Options contemplated by this Section 3(c), the Compensation Committee of the Board determines that the “Fair Market Value” per share of Common Stock for purposes of the Stock Incentive Plan is higher than $5.68 per share (such higher value, the “Redetermined Share Value”), then:

(A)          the purchase price per share for the sale of shares contemplated by Section 3(c)(i) will not be adjusted but the Company will pay the Executive by December 31, 2006 an amount equal to 80% of the product of (1) the number of shares of Common Stock purchased pursuant to such Section 3(c)(i) multiplied by (2) and the difference between the Redetermined Share Value and $5.68 (the “Incremental Share Value”);

(B)           the exercise price per share of the Options granted pursuant to Section 3(c)(ii) shall equal the greater of (1) the applicable price specified therein (i.e., $5.68, $10.68 and $15.68, as the case may be) and (2) the Redetermined Share Value; and

(C)           the Executive shall be granted an additional number of Supplemental Options equal to the product of (1) the Incremental Share Value and (2) 50,000.

(d)           Signing/Replacement Award.  In order to address the certain forfeitures that Executive will face upon termination of his employment with his prior employer, the Executive shall be paid a special cash bonus of $2 million on December 31, 2006 and $2 million on December 31, 2007 (the “Replacement Award”); provided that if the Executive’s employment terminates before an applicable payment date, the Replacement Award shall be payable if and to the extent provided for in Section 5(f).

4.             Benefits; Perquisites, Etc.

(a)           Benefits.  During the Employment Period, all employee and senior executive benefits (other than severance benefits), including life, medical, dental and disability insurance, will be provided to the Executive in accordance with the programs of the Company then available to its senior executives, as the same may be amended and in effect from time to time.  During the Employment Period, subject to generally applicable eligibility requirements, the Executive will also be entitled to participate in all of the Company’s tax-qualified and non-qualified profit sharing, pension, retirement, supplemental retirement (e.g., SERP, Excess and Restoration plans), deferred compensation and savings plans then available to its senior executives, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Executive’s then current period of service, compensation and position.  Notwithstanding the foregoing, the Executive shall not participate in the Hertz Corporation Long-Term Compensation Plan, under which the Company has ceased to make additional grants (and only pre-existing awards remain outstanding).

(b)           Perquisites.  During the Employment Period, the Executive will be entitled to participate in all perquisite programs generally available from time to time to senior executives of the Company on the terms and conditions then prevailing under such programs, a description of which has been provided to the Executive.

(c)           Relocation.  The Company will directly pay or, upon presentation of appropriate vouchers or other expense statements, reimburse the Executive for all reasonable expenses incurred in connection with relocation of his principal residence from Illinois to the New York metropolitan region (including brokerage fees in connection with sale of Illinois house and mortgage points paid on a new mortgage).  The Company will also make available the services of Prudential Relocation Services in connection with such relocation.  For purposes of the foregoing, “reasonable expenses” include, without limitation, all physical packing and moving expenses of household goods and all vehicles, 180 days’ temporary housing, travel expenses for at least three house hunting trips for Executive and his spouse.  The Company will gross up the Executive, on an after-tax basis, to the extent that any relocation benefits provided hereunder are taxable to him.

(d)           Business Expenses.  The Company will reimburse the Executive for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of information required to be provided under the Company’s policy for reimbursement of business expenses.  The

Company will pay the Executive’s reasonable costs of legal counsel incurred in connection with the negotiation and preparation of this Agreement and will reimburse the Executive for up to 60 days’ interest costs under the indebtedness the Executive incurs to exercise his vested stock options granted by his prior employer.

(e)           Vacation.  The Executive will be entitled to four weeks’ paid vacation annually.

(f)            Security.  The Company shall from time to time engage the services of a third-party security consultant to consider security matters regarding the Executive and Executive’s travel, etc.

5.             Termination of Employment.

(a)           Termination Due to Death or Disability.  The Executive’s employment with the Company shall terminate upon his death and the Company may terminate the Executive’s employment as a result of the Executive’s Disability (as defined below).  In the event of either such termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and Section 5(f)(ii).  For purposes of this Agreement, “Disability” means a physical or mental disability that prevents the performance by the Executive of his obligations hereunder lasting (or likely to last, based on competent medical evidence presented to the Board) for a continuous period of six months or longer.  The reasoned and good faith judgment of the Board as to the Executive’s Disability will be final and will be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive, or by the Company and reasonably acceptable to the Executive, to advise the Board.

(b)           Termination by the Company for Cause.  The Company may terminate the Executive’s employment for Cause.  In the event of such a termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i).  “Cause” means (i) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a felony, (ii) Executive’s engaging in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties which results in material economic harm to the Company, (iii) Executive’s violation of the Company’s Standard of Conduct or other material Company policy, or (iv) inaccuracy of any representation or breach of covenant made by the Executive in connection with securing employment hereunder; provided, the Company shall have delivered to the Executive, a Notice of Termination that specifically identifies such grounds for termination for Cause and, in the case of grounds pursuant to clause (iii), the Executive shall have failed to cure such circumstance within 10 days of receipt of such notice.  A termination of employment for “Cause” pursuant to this Section 5(b) shall include a determination following the Executive’s termination of employment for any reason that the circumstances existed prior to such termination for the Company to have terminated the Executive’s employment for Cause.

(c)           Termination Without Cause.  The Company may terminate the Executive’s employment hereunder Without Cause.  In the event of such a termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and to the termination benefits described in Section 5(f)(iii) and, if applicable, Section 14 (subject to the terms and conditions set forth therein).  A termination “Without Cause” means a termination of the Executive’s employment by the Company other than as a result of Disability or Cause or in a Retirement (as defined in Section 5(e)).

(d)           Termination by the Executive.  The Executive may terminate his employment with or without Good Reason (as defined below).  In the event of a termination by the Executive of his employment for Good Reason, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and to the termination benefits described in Section 5(f)(iii) and, if applicable, Section 14 (subject to the terms and conditions set forth therein).  In the event of a termination by the Executive of his employment without Good Reason, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i).  “Good Reason” means a termination of employment by the Executive following, without the Executive’s consent, (i) reduction by the Company of Executive’s Base Salary or Target Annual Bonus, (ii) failure by the Company to elect or to reelect the Executive as a Director, (iii) a material diminution in the Executive’s duties or responsibilities or the assignment to him of any duties or responsibilities inconsistent with the Executive’s position and status as Chief Executive Officer, (iv) a change in the Executive’s reporting relationship such that he no longer reports directly to the Board, (v) requiring the Executive to relocate his principal place of employment more than 30 miles from the Company’s Park Ridge, New Jersey offices, (vi) failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction, (vii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement, or (viii) failure to elect Executive as Chairman of the Board by January 1, 2007 or, if the initial public offering of the Common Stock is delayed due to market conditions, the failure to be elected Chairman of the Board by March 31, 2007; in each case provided that, within 30 days of any such occurrence, the Executive shall have delivered to the Board and the Company a Notice of Termination that specifically identifies such occurrence and the Company shall have failed to cure such circumstance within 10 days of receipt of such notice.

(e)           Retirement.  Unless otherwise agreed to by the Executive and the Company, the Executive’s employment hereunder shall terminate as of the first day of the month coincident with or next following the Executive’s 65th birthday (“Retirement”).  In the event of such termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and Section 5(f)(ii).

(f)            Payments Upon Terminations.

(i)            All Terminations.  Following any termination of the Executive’s employment hereunder (by the Executive or by the Company), the Company will pay the Executive (A) his full Base Salary through the Date of Termination only and (B) except in the case of a termination for Cause, earned but unpaid annual bonus for the year preceding the year in which the Date of Termination occurs and accrued but unpaid annual vacation.  The Executive shall also retain all of his rights to benefits provided for under the terms of the employee and executive benefit plans of the Company in which the Executive is a participant in accordance with and subject to the terms of such plans as in effect from time to time, as well as the Stock Incentive Plan and the Management Equity Agreements.  The payments and benefits provided hereunder shall be in lieu of any payments or benefits to which the Executive may be entitled under the terms of any severance plan or program of the Company, if any, as in effect on the Date of Termination.

(ii)           Death, Disability or Retirement.  In the case of termination upon the Executive’s death, Disability or Retirement, the Executive (or his estate or beneficiary) shall be entitled to prompt payment of the Retention Award (to the extent not previously paid) and a payment of the annual bonus that would have been payable under the Executive Incentive Plan for the calendar year that includes the Date of Termination (and for which any subjective performance goals will be deemed satisfied at target), except that such bonus shall be pro rated based on the portion of such year that includes the Employment Period and shall be payable when such bonuses are otherwise paid to the Company’s senior executives (the “Pro Rata Bonus”).

(iii)          Without Cause/For Good Reason.  In the event of a termination of the Executive’s employment by the Company Without Cause or a termination by the Executive of his employment for Good Reason, subject to entering into a release of claims in the form customarily used by the Company for such purpose and Section 5, (A) the Company will pay to the Executive in a single lump sum an amount equal to 2.5 times the sum of (1) the Executive’s then-current Base Salary and (2) the Executive’s annual bonus under the Executive Incentive Plan for the year preceding the year of such termination (or in the case of a termination in 2006 or 2007, the Executive’s Target Annual Bonus for such year), (B) the Company will pay to the Executive the Pro Rata Bonus and the Retention Award (to the extent not previously paid), and (C) for two years following the Date of Termination, the Executive and his eligible family members shall be entitled to continue to receive benefits under (or benefits comparable to) the Company’s medical, dental and disability insurance programs, except to the extent the Executive has available to him substantially similar programs with a subsequent employer.  The payment provided for in clause (A) of this Section 5(f)(iii) and of the Retention Award shall be made promptly following the Date of Termination and the payment of the Pro Rata Bonus shall be paid when such bonuses are otherwise paid to the Company’s senior executives; provided that if, as of the Date of Termination, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Internal Revenue Code (the “Code”) and the regulations thereunder, to the extent required thereunder no such amounts shall be paid any earlier than the first business day after the six month anniversary of the Date of Termination.

(g)           Date of Termination.  As used in this Agreement, the term “Date of Termination” means (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination, (iii) if the Executive terminates his employment without Good Reason, the date specified in the Notice of Termination (which shall be no less then 30 days following the date of delivery of such Notice, or such earlier date as the Company choose at any time after receipt of such Notice), (iv) if the Executive’s employment terminates upon his Retirement, the date provided for in Section 5(e), and (v) if the Executive’s employment is terminated by the Company Without Cause, as a result of the Executive’s Disability or by the Executive for Good Reason, the date specified in the Notice of Termination (which shall be no less than 20 and no more than 40 days following the date of delivery of such notice).

(h)           Notice of Termination.  Any termination by the Company pursuant to Section 5(a), 5(b) or 5(c), or by Executive pursuant to Section 5(d), shall be communicated by a written “Notice of Termination” addressed to the other party or parties to this Agreement.  A “Notice of Termination” shall mean a notice stating that the Executive’s employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.  In the event of a Notice of Termination delivered by the Company pursuant to Section 5(c) or the Executive pursuant to Section 5(d), if the recipient of the Notice of Termination cures the circumstances giving rise to such notice within the time period provided for in Section 5(c) or

Section 5(d), as the case may be, the party delivering such notice may rescind the Notice of Termination and, in the absence of such rescission, such notice shall be deemed a Notice of Termination by the Company without Cause, or by the Executive without Good Reason, as the case may be.

(i)            Resignation from Board Memberships.  Effective as of any Date of Termination under Section 5 or otherwise as of the date of the Executive’s termination of employment, the Executive shall (unless otherwise requested by the Board) resign, in writing, from membership on the Board and the board of directors of any subsidiary of the Company.

(j)            No Obligation to Mitigate Damages; No Offset.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.  No amounts paid to or earned by Executive following his termination of employment with the Company shall reduce or be set off against any amounts payable to Executive under this Agreement.

6.             Unauthorized Disclosure.  During and following termination of his employment with the Company for any reason, except to the extent required by an order of a court having apparent jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except in connection with the performance of his duties hereunder, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person (other than an executive or director of the Company or any of its subsidiaries or affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company) any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company with respect to the Company or any of its subsidiaries or affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or any of its subsidiaries or affiliates (collectively, “Proprietary Information”), except for (i) publicly available information (provided such information became publicly available other than as a result of a breach of this confidentiality clause) or (ii) disclosure to the Executive’s legal counsel to the extent such legal counsel needs to know the information to protect the Executive’s legal rights, provided that such counsel shall maintain the confidentiality of such information and shall be bound by this Section 6 to the same extent as the Executive.  The Executive shall be fully responsible for any disclosure by such counsel.

7.             Non-Competition.  During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and, as a condition to receiving severance pay, thereafter during the two year period following any termination of the Executive’s employment (the “Restriction Period”), the Executive shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity which competes with the car or equipment rental business of the Company or any of its subsidiaries in any county within the United States or any comparable geographical area outside the United States in which the Company or any of its subsidiaries is then engaged in such business; provided that the Executive’s ownership of less than 1% of the outstanding voting shares of any publicly held company which otherwise would be prohibited under this Section 7 shall not constitute competition with the Company.

8.             Non-Solicitation of Employees.  During the period of the Executive’s employment and, as a condition to receiving severance pay, thereafter during the Restriction Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or becomes associated in any capacity, (a) solicit for employment or otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who at any time within the six months preceding such solicitation, employment or interference is or was employed in a managerial or other senior capacity by or otherwise so engaged to perform services for the Company or any of its subsidiaries or affiliates, other than any such solicitation or employment on behalf of or for the benefit of the Company during the Executive’s employment with the Company, or (b) induce any employee of the Company or any of its subsidiaries or affiliates who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of Sections 6, 7, 8 or 9 hereof or to terminate his employment with the Company.

9.             Non-Solicitation of Clients.  During the period of the Executive’s employment and, as a condition to receiving severance pay, thereafter during the  Restriction Period, the Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship, respecting any business that is one of the businesses conducted by the Company, with any person, firm or entity which, at any time during the twelve-month period preceding the date of the Executive’s termination of employment, was a significant customer, client or distributor of the Company (in each case, excluding any retail customer or client) or any of its subsidiaries, except during the Executive’s employment with and on behalf of the Company.

10.           Return of Documents and Company Property.  In the event of the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to the Executive’s employment with the Company, or any of its subsidiaries or affiliates, (for which purpose, the Executive’s rolodex or other address book shall be considered personal) or any other property of the Company or any of its subsidiaries or affiliates and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

11.           Enforcement of Covenants.

(a)           Injunctive Relief.  Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Sections 6, 7, 8, 9 and 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements referred to in this Section 11(a).  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.  The Company and the Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of the city of the Company’s headquarters and the Federal courts of the United States of America, in each case located in (or located nearest to) the city of the Company’s headquarters, solely in respect of the injunctive remedies set forth in this Section 11(a) and the interpretation and enforcement of Sections 6, 7, 8, 9, 10 and 11 solely insofar as such interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Section 11(a), and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any application solely for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to an application solely for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application solely for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 11(a).

(b)           Forfeiture of Payments.  Executive agrees that receipt of severance pay under Section 5(f) is conditioned upon Executive’s observance of Sections 6, 7, 8 and 9.  Executive further agrees that in the event of his failure to observe the provisions of Sections 6, 7, 8 or 9, (i) Executive shall forfeit the right to receive any portion of his bonus (ii) the Company shall be entitled to discontinue further severance payments under Section 5(f) and (iii) the Company shall be entitled to recover from the Executive any payments made to the Executive under Section 5(f).  The foregoing shall be in addition to any other remedies or rights the Company may have at law or at equity as a result of the Executive’s failure to observe such provisions.

(c)           Certain Acknowledgments.  The Executive acknowledges and agrees that (i) the Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its subsidiaries, (ii) in the course of his employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries, (iii) the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (iv) the Executive desires to be bound by such covenants and restrictions, (v) such covenants are a material inducement for the Company to enter into this Agreement, and (vi) his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Agreement, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

(d)           Blue Pencil.  It is the desire of the parties to this Agreement that the provisions of Sections 6 through 11, in particular, be interpreted and enforced to the greatest extent possible (and consistent with Section 16(e)).

12.           Assumption of Agreement.  The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13.           Indemnification.  The Company agrees that it shall indemnify and hold harmless the Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of the Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of the Executive.  Costs and expenses incurred by the Executive in defense of any such litigation, including attorneys’ fees, shall be paid by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.  The Company will insure the Executive, for the duration of his employment and service as a member of the Board, and thereafter, in respect of his acts and omission occurring during such employment and Board membership, under a contract of directors and officers liability insurance to the same extent as such insurance insures members of the Board.

14.           Excise Tax.

(a)           If, the Executive would receive any payment, deemed payment or other benefit pursuant to this Agreement, together with any other payment, deemed payment or other benefit the Executive may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under Section 280G of the Code (an “Excess Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code or similar provision of state or local law, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company the excise taxes payable by the Executive by reason of receiving the Excess Parachute Payment and the amount necessary to put the Executive in the same after-tax position (including, without limitation, income, employment and excise taxes) and any interest and penalties thereof, as if no excise taxes under Section 4999 of the Code had been imposed with respect to the Excess Parachute Payment (together, the “Gross-Up Amount”).

(b)           Whether and when a payment or benefit results in the imposition of an excise tax and the Gross-Up Amount, if any, under this Section 14 shall be determined by a nationally-recognized certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Designated Accountants”).  All fees and expenses of such accounting firm shall be paid by the Company.  The Company and the Executive shall provide to the Designated Accountants such information as the Designated Accountants shall reasonably request in connection with their determinations under this Section 14.  The Executive shall file his tax returns in consistent with the determinations of the

Designated Accountants under this Section 14.  If the Designated Accountants determine that no excise tax is payable by the Executive, they shall furnish the Executive a written opinion that failure to report the excise tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.

(c)           The Company shall pay the Executive the Gross-Up Amount at such time (or times) as the Designated Accountants determine that the tax payment to which such amount relates is due and payable to the applicable taxing authority (taking into account any applicable extensions).

(d)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount in addition to that previously paid by the Company pursuant to this Section 14.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due after taking into account any available extensions).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by it relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect so such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim.  The Company shall pay all direct costs and expenses (including any additional interest and penalties) incurred in connection with any contest pursuant to this Section 14.

(e)           If the amount of any payments made pursuant to this Section 14 exceeds the amount subsequently and finally determined to have been due, the excess amounts made shall constitute a loan by the Company to the Executive payable promptly, and in any event within 30 days, after receipt by the Executive of the refund from the Internal Revenue Service or other taxing authority together with any interest received thereon.

15.           Entire Agreement.  Except as otherwise expressly provided or referred to herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter

(including those made to or with the Executive by any other person or entity) are merged herein and superseded in their entirety hereby.  In the event of any inconsistency between the terms of this Agreement (or Exhibit hereto) and any plan, program, practice or other agreement of the Company of which the Executive is a participant or a party, this Agreement (and Exhibits hereto) will control unless the Executive and the Company otherwise agree in writing.

16.           Miscellaneous.

(a)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives.  If the Executive dies before all amounts payable to him hereunder have been paid, the unpaid amounts will be paid to his beneficiary designated by the Executive or, if none (or otherwise not permitted), to his estate.

(b)           Governing Law, Waiver of Jury Trial.

(i)            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New Jersey without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby, except that the validity, interpretation and effect of Section 13 (Indemnification) shall be governed by the laws of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of the city of the Company’s headquarters and the Federal courts of the United States of America, in each case located in (or located nearest to) the City of the Company’s headquarters, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this agreement or any such document may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16(f) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  In the event of any dispute between the

Company and the Executive (including, but not limited to, under or with respect to this Agreement or the Management Equity Agreements), the Company will advance to the Executive all attorneys fees and other litigation costs incurred by the Executive in connection with such dispute; provided, Executive shall be obligated to refund to the Company all such advances unless he prevails on at least one material claim or issue asserted in such dispute.

(ii)           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.  Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 16(b)(ii).

(c)           Taxes.  The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(d)           Amendments.   No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by the Executive and such officer as may be specifically directed by the Board.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)           Severability.  It is the desire of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  In the event that any of Sections 6, 7, 8, 9, 10 or 11 is invalid, illegal or unenforceable in accordance with its terms, the Executive and the Company agree that such provisions shall be reformed to make such sections enforceable, in a manner which provides the Company with the maximum rights permitted at law.

(f)            Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)         if to the Company, to it at:
255 Brae Boulevard
Park Ridge, New Jersey 07656-0713
Attention:  General Counsel
Fax:  (201) 594-3122

(B)           if to Executive, to him at his last known home address as shown on the records of the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

(C)          if notice is given to the Company:
The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington DC 20004-2505
Attention:  Mr. Gregory S. Ledford
Fax:  (202) 347-1818

and

Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th Floor
New York, New York
Attention: Mr. David Wasserman
Fax: (212) 407-5252

and

Merrill Lynch Global Private Equity
4 World Financial Center, 23rd Floor
New York, NY 10080
Attention:  Mr. George A. Bitar &
               Mr. Robert F. End
Fax:  (212) 449-1119

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  John M. Allen, Jr., Esq.
Fax:  (212) 909-6836

(D)         if notice is given to the Executive:
Vedder, Price, Kaufman & Kammholz, P.C.
222 N. LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention:  Robert J. Stucker, Esq.
Fax:  (312) 609-5005

(g)           Survival.  Sections 6 through and including 16 and, if Executive’s employment terminates in a manner giving rise to a payment under Section 5(f), Section 5(f), shall survive the termination of the employment of Executive hereunder.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i)            Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j)            Assignment.  Neither party may assign this Agreement without the consent of the other party except as provided herein except that the Company may assign this Agreement if it complies with Section 12.

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IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and the Executive has hereunto set his hand, in each case effective as of the date hereof.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ GEORGE W. TAMKE
Name:	George W. Tamke
Title:	Chairman of the Board of Directors

/s/ MARK P. FRISSORA
Name:	Mark P. Frissora